Exhibit 99.1

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

FOR IMMEDIATE RELEASE

TITAN ANNOUNCES EQUITY FINANCING COMMITMENT

OF UP TO $25 MILLION

South San Francisco, CA – March 16, 2007 –Titan Pharmaceuticals, Inc. (AMEX: TTP) today announced that it has received a commitment of up to $25 million in common stock equity financing from Azimuth Opportunity Ltd. These funds are available and may be drawn upon from time to time at Titan’s sole discretion over the next 24 months from the sales of registered common stock, at a discount to the then prevailing market price of between approximately 4% to 7%, subject to a market price of $1.50 or greater. Proceeds received by the Company will be used for product development activities, as well as for general corporate purposes. Acqua Capital Management is an advisor to Azimuth Opportunity Ltd.

“We are pleased to enter into this agreement,” stated Dr. Louis R. Bucalo, Chairman, President and CEO. “This agreement provides the flexibility to access additional equity capital at selected times when additional capital is desirable.”

Any sale of common stock under the agreement will occur pursuant to the Company’s shelf registration statement, as amended, that was declared effective by the Securities and Exchange Commission on March 12, 2007. This press release is not an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan's products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and the Company's ability to obtain additional financing. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.